Exhibit 99.1
Reynolds Consumer Products Reports
First Quarter 2024 Financial Results

First Quarter Net Income and Adjusted EBITDA Increased 188% and 49%

Full Year Net Income Guide Increased, Net Revenue and Adjusted EBITDA Guide Reiterated

Record Q1 Cash Flow and $50 Million Voluntary Principal Payment Made After Quarter End

Net Debt Leverage1 Reduced to 2.5x at Quarter End

LAKE FOREST, Ill., May 8, 2024 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“RCP” or the “Company”) (Nasdaq: REYN) today reported financial results for the first quarter ended March 31, 2024.
First Quarter 2024 Highlights
•Net Revenues of $833 million vs. $874 million in Q1 2023
◦Retail Net Revenues decreased 3% to $794 million, at the high end of Company expectations
◦Non-retail Net Revenues decreased 32% to $39 million, as expected
•Net Income and Adjusted Net Income of $49 million vs. $17 million in Q1 2023
•Adjusted EBITDA of $122 million vs. $82 million in Q1 2023
•Earnings Per Share and Adjusted Earnings Per Share of $0.23 vs. $0.08 in Q1 2023
•Operating Cash Flow of $99 million vs. $88 million in Q1 2023

Retail volume performed at the high end of Company expectations, decreasing 3% which includes over 1% of portfolio optimization. The Company continued to lead its categories with several performing slightly better than expected in the quarter.

Net Income increased $32 million and Adjusted EBITDA increased $40 million, or 49%, over the first quarter of 2023 driven by manufacturing output and lower operational costs across all four businesses. Net Income benefited from the same factors as the increase in Adjusted EBITDA as well as lower interest expense from the significant reduction in debt in 2023.

The Company further reduced Net Debt to Trailing Twelve Months Adjusted EBITDA from 2.7x on December 31, 2023 to 2.5x on March 31, 2024.

“We delivered strong first quarter results reflecting our commitment to driving our categories, expanding margins and increasing financial flexibility,” said Lance Mitchell, CEO and President of Reynolds Consumer Products. “Our business is performing well and we are implementing plans to advance this performance while investing in strategic opportunities to drive growth.”

1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Reynolds Cooking & Baking
•Net Revenues decreased $19 million to $264 million, slightly ahead of Company expectations, driven by a decrease in low margin non-retail sales
•Adjusted EBITDA increased $29 million to $33 million

Adjusted EBITDA increased significantly, driven by improved operational stability and lower operational costs.

Volume was down 8%, with performance slightly ahead of expectations. Retail volume decreased 2%, including 3 points from product portfolio optimization, and outperformed the household foil and other cooking & baking categories. Six points of the 8-point volume headwind was from low margin non-retail sales, as expected.

Key commercial highlights for the quarter include higher volume and improving share trends in parchment paper driven by the national rollout of Reynolds Kitchens® Stay Flat Parchment with SmartGrid® and further distribution gains by Reynolds Kitchens® Air Fryer liners. The Company launched Chef’s Kiss marketing campaign to drive awareness with young cooks, during the quarter. The brand launched multi-product advertising with influencers, highlighting products in the portfolio, which was amplified in digital and social channels.
Hefty Waste & Storage
•Net Revenues decreased $4 million to $229 million, in-line with Company expectations
•Adjusted EBITDA increased $11 million to $66 million

Adjusted EBITDA increased $11 million driven by lower operational costs. Volume decreased 2%, consistent with category trends.

Innovation highlights include the successful launch of Hefty® Ultra Strong with Coastal Plastic and Fabuloso Citrus & Fruits, while Hefty Ultra Strong Fabuloso® continued to demonstrate strong growth reaching $180 million in annual retail sales over the last twelve months. The shift to a broader sustainable portfolio continued with significant distribution gains for Hefty® Waste Bags made with post-consumer recycled materials.

During the quarter, the Company launched a new omnichannel advertising campaign calling attention to the everyday moments requiring all types of strength to take out the trash. The campaign featuring John Cena highlights “strength that is anything but ordinary” and will continue to roll out over the course of the year showcasing the strength and durability of Hefty® Ultra Strong trash bags.
Hefty Tableware
•Net Revenues decreased $19 million to $205 million, in-line with Company expectations
•Adjusted EBITDA was unchanged at $30 million

Volume decreased 6% and improved, by comparison, to the second half and fourth quarter 2023 performance. Lower operational costs offset the decline in revenues resulting in unchanged Adjusted EBITDA.

Hefty Tableware is implementing comprehensive plans to drive improved trends including optimized trade programs, lower pack counts at competitive price points, cross portfolio promotions and introduction and expansion of multiple new products. Highlights of the quarter included accelerated sustainable product growth, expanded distribution of Hefty® ZooPals® and growth of Hefty containers.

Presto Products
•Net Revenues decreased $1 million to $143 million
•Adjusted EBITDA increased $10 million to $29 million

Adjusted EBITDA increased $10 million driven by lower operational costs.

Volume decreased 1% reflecting sequential improvement in private label food bags, partially offset by continued optimization of the retail product portfolio. Strong retail performance continued to benefit from product innovation including press to close stand and fill bags and bio-based sandwich bags with 20% plant & ocean materials, which continues to be the number one selling sustainable food bag in the U.S.
Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $135 million at March 31, 2024, and debt was $1,833 million resulting in Net Debt of $1,698 million, $19 million lower than at December 31, 2023.

Operating cash flow of $99 million was a record for the first quarter and was an enabler of the $50 million voluntary payment on the term loan facility subsequent to quarter end.
Fiscal Year and Second Quarter Outlook

The Company reiterates its full year outlook for Net Revenues, Adjusted EBITDA and Net Debt, and increases its full year outlook for Net Income and Earnings Per Share as follows:

	Prior FY 2024 Outlook	Current FY 2024 Outlook
Net Revenues	$3,530 to $3,640 million	$3,530 to $3,640 million
Net Income and Adjusted Net Income	$331 to $347 million	$341 to $357 million[1]
Adjusted EBITDA	$660 to $680 million	$660 to $680 million
Earnings Per Share and Adjusted Earnings Per Share	$1.57 to $1.65	$1.62 to $1.70[1]
Net Debt at December 31, 2024	$1.5 to $1.6 billion	$1.5 to $1.6 billion
The Company introduces its second quarter 2024 outlook as follows:

Q2 2024 Outlook
Net Revenues	$875 to $900 million
Net Income and Adjusted Net Income	$88 to $96 million[1]
Adjusted EBITDA	$160 to $170 million
Earnings Per Share and Adjusted Earnings Per Share	$0.42 to $0.46[1]
1Second quarter and full-year Net Income estimates include an approximate $10 million tax benefit, or approximately $0.05 per share, resulting from updated expectations on income taxes.
The Company guides full-year 2024 Net Revenues to be approximately $3,530 million to $3,640 million versus prior year Net Revenues of $3,756 million consisting of the following assumptions (unchanged):
1% reduction from pricing
2% reduction to 1% increase from retail volume at or better than category forecasts
3% reduction from lower non-retail volume and further optimization of the retail product portfolio
The Company guides second quarter 2024 Net Revenues to be approximately $875 million to $900 million versus prior year Net Revenues of $940 million consisting of the following assumptions:
Pricing flat
3.5% to 0.5% reduction from retail volume at or better than category forecasts
3.5% reduction from lower non-retail volume and optimization of the retail product portfolio

Commodity rates are expected to remain more stable than in recent years.

The Company forecasts Adjusted EBITDA growth driven by retail volume at or above category forecasts, improvements in product mix, the Reynolds Cooking & Baking business’s recovery of historical earnings and delivery of additional Reyvolution cost savings.

Net Income growth is forecasted to be driven by the same factors driving Adjusted EBITDA, in addition to an approximately $20 million expected reduction in interest expense compared to 2023 net interest expense of $119 million.

The Company continues to expect the relative contribution of each quarter’s Adjusted EBITDA to the full year’s Adjusted EBITDA returning to historical averages.

“We continued to drive our categories, expand margins and execute our Reyvolution program across RCP in the first quarter, together with record operating cash flow performance, allowing us to further reduce leverage,” said Scott Huckins, Chief Financial Officer. “Our business model is durable and competitively advantaged and we are executing well in an evolving macroeconomic environment, giving us continued confidence in our programs to drive share, expand margins and reduce leverage to within our target range by year end.”
Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on May 31, 2024, to shareholders of record as of May 17, 2024.
Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes for cooking, serving, cleanup and storage. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® tableware and trash bags, as well as dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com/
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our second quarter and fiscal year 2024 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended
	March 31,
	2024	2023
Net revenues	$811	$852
Related party net revenues	22	22
Total net revenues	833	874
Cost of sales	(632)	(719)
Gross profit	201	155
Selling, general and administrative expenses	(111)	(105)
Other income, net	—	2
Income from operations	90	52
Interest expense, net	(25)	(29)
Income before income taxes	65	23
Income tax expense	(16)	(6)
Net income	$49	$17
Earnings per share:
Basic	$0.23	$0.08
Diluted	$0.23	$0.08
Weighted average shares outstanding:
Basic	210.1	209.9
Diluted	210.1	209.9

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	As of March 31, 2024	As of December 31, 2023
Assets
Cash and cash equivalents	$135	$115
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	330	347
Other receivables	8	7
Related party receivables	7	7
Inventories	570	524
Other current assets	41	41
Total current assets	1,091	1,041
Property, plant and equipment (net of accumulated depreciation of $918 and $897)	730	732
Operating lease right-of-use assets, net	84	56
Goodwill	1,895	1,895
Intangible assets, net	994	1,001
Other assets	64	55
Total assets	$4,858	$4,780
Liabilities
Accounts payable	$290	$219
Related party payables	30	34
Current operating lease liabilities	18	16
Income taxes payable	37	22
Accrued and other current liabilities	142	187
Total current liabilities	517	478
Long-term debt	1,833	1,832
Long-term operating lease liabilities	68	42
Deferred income taxes	358	357
Long-term postretirement benefit obligation	16	16
Other liabilities	77	72
Total liabilities	$2,869	$2,797
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.1 shares issued and outstanding	—	—
Additional paid-in capital	1,399	1,396
Accumulated other comprehensive income	53	50
Retained earnings	537	537
Total stockholders’ equity	1,989	1,983
Total liabilities and stockholders’ equity	$4,858	$4,780

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Three Months Ended March 31,
	2024	2023
Cash provided by operating activities
Net income	$49	$17
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	32	30
Deferred income taxes	(1)	(9)
Stock compensation expense	4	3
Change in assets and liabilities:
Accounts receivable, net	17	6
Other receivables	—	12
Related party receivables	—	(11)
Inventories	(45)	40
Accounts payable	77	(15)
Related party payables	(4)	19
Income taxes payable / receivable	15	12
Accrued and other current liabilities	(45)	(15)
Other assets and liabilities	—	(1)
Net cash provided by operating activities	99	88
Cash used in investing activities
Acquisition of property, plant and equipment	(29)	(22)
Net cash used in investing activities	(29)	(22)
Cash used in financing activities
Repayment of long-term debt	—	(6)
Dividends paid	(48)	(48)
Other financing activities	(2)	—
Net cash used in financing activities	(50)	(54)
Net increase in cash and cash equivalents	20	12
Cash and cash equivalents at beginning of period	115	38
Cash and cash equivalents at end of period	$135	$50

Cash paid:
Interest - long-term debt, net of interest rate swaps	25	28

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended March 31, 2024	$264	$229	$205	$143	$(8)	$833
Three Months Ended March 31, 2023	283	233	224	144	(10)	874
Adjusted EBITDA
Three Months Ended March 31, 2024	$33	$66	$30	$29	$(36)	$122
Three Months Ended March 31, 2023	4	55	30	19	(26)	82
(1)The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended March 31, 2024 vs. the Three Months Ended March 31, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	1%	(2)%	(6)%	(7)%
Hefty Waste & Storage	—%	(2)%	—%	(2)%
Hefty Tableware	(2)%	(6)%	—%	(8)%
Presto Products	—%	(1)%	—%	(1)%
Total RCP	—%	(3)%	(2)%	(5)%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt” and “Net Debt to Trailing Twelve Months Adjusted EBITDA,” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude certain non-recurring items, if applicable. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus the sum of certain non-recurring items, if applicable.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and second quarter 2024, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2024 to expected total debt, or expected ratios involving Net Debt, without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of Non-GAAP measures used in this release (with the exception of our December 31, 2024 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	Three Months Ended March 31,
	2024	2023
Net income – GAAP	$49	$17
Income tax expense	16	6
Interest expense, net	25	29
Depreciation and amortization	32	30
Adjusted EBITDA (Non-GAAP)	$122	$82

Reynolds Consumer Products Inc.
Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended March 31, 2024	Twelve Months Ended December 31, 2023
Net income – GAAP	$330	$298
Income tax expense	105	95
Interest expense, net	115	119
Depreciation and amortization	126	124
Adjusted EBITDA (Non-GAAP)	$676	$636
Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of March 31, 2024
Current portion of long-term debt	$—
Long-term debt	1,833
Total debt	1,833
Cash and cash equivalents	(135)
Net debt (Non-GAAP)	$1,698
For the twelve months ended March 31, 2024
Adjusted EBITDA (Non-GAAP)	$676

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.5x

As of December 31, 2023
Current portion of long-term debt	$—
Long-term debt	1,832
Total debt	1,832
Cash and cash equivalents	(115)
Net debt (Non-GAAP)	$1,717
For the twelve months ended December 31, 2023
Adjusted EBITDA (Non-GAAP)	$636

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.7x

Reynolds Consumer Products Inc.
Reconciliation of Q2 2024 and FY2024 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended June 30, 2024		Year Ended December 31, 2024
	Low	High	Low	High
Net income (GAAP)	$88	$96	$341	$357
Income tax expense	16	18	98	102
Interest expense, net	26	26	100	100
Depreciation and amortization	30	30	121	121
Adjusted EBITDA	$160	$170	$660	$680